Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2007 relating to the financial statements and financial statement schedule of Duke Energy Ohio, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s application of “push-down accounting” effective April 1, 2006) appearing in the Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
October 3, 2007